Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2019 relating to the consolidated financial statements and internal controls of Fennec Pharmaceuticals Inc. (the “Company”) appearing in the Annual Report on Form 10-K of Fennec Pharmaceuticals Inc. for the year ended December 31, 2018.

/s/ HASKELL & WHITE LLP

June 24, 2019

Irvine, California